Exhibit 10.1
November 13, 2007
Diane M. Barrett
c/o Noven Pharmaceuticals, Inc.
11960 SW 144th Street
Miami, Florida 33186
Dear Diane:
This letter confirms the arrangement regarding your retirement as Vice President and Chief Financial Officer of Noven Pharmaceuticals, Inc. (”Noven”).
1.      Noven has expressed its desire that you continue your employment with Noven until December 31, 2007 in order to ensure an orderly transition of your position to your successor.
2.      It is understood and agreed that you will: (a) continue to perform your regular duties as Noven’s Vice President and Chief Financial Officer until the earlier of December 31, 2007 or the date your successor has been elected to the position of Vice President and Chief Financial Officer; and (b) you will assist the Corporation in the transition of the position of Vice President and Chief Financial Officer to your successor from the date hereof through December 31, 2007. In the event that your successor is elected prior to December 31, 2007, then you will continue as a Vice President of Noven, but will no longer serve as Noven’s Vice President and Chief Financial Officer.
3.      In exchange for (i) continuing your employment through December 31, 2007 (or such later date as may be mutually agreed to the by the parties) (the “Employment End Date”) in accordance with paragraph 2 and (ii) signing the Confidential Separation Agreement and General Release of All Claims attached hereto as Exhibit A, Noven agrees to the following:
a.     You will be paid Three Hundred and Ninety-Five Thousand, Eight Hundred and Fifty Dollars ($395,850), which amount will be paid in 26 bi-weekly installments over the 12 month period commencing on the Employment End Date.
b.     You will receive an annual bonus for 2007 determined in accordance with Noven’s 2007 Annual Incentive Plan and paid at the same time and manner as such payment is made to Noven’s other executive officers.
c.     You will be paid all of your accrued but unused vacation time which you had earned through the Employment End Date. You will not continue to earn vacation or other paid time off after the Employment End Date.
d.     Your equity awards (stock options and SSARs) granted under Noven’s 1999 Long-Term Incentive Plan will continue to vest through the Employment End Date. All vesting will cease as of that date and you will have 12 months from your Employment

End Date with which to exercise any and all vested awards under and in accordance with Noven’s 1999 Long Term Incentive Plan, provided, however, that this provision shall not extend the original seven year term of any of your equity awards.
e.     Your participation in Noven’s medical and dental insurance programs at employee rates will continue through the end of the month following the date that is twelve months after the Employment End Date, at which date your participation in such programs will cease in accordance with the terms of those programs.
f.     You will have the option to elect to continue your health care coverage for an additional 18 months under COBRA, provided you pay the full monthly premium cost of the coverage. Detailed information on COBRA will be provided to you under separate cover.
4.     The parties acknowledge that this agreement is not an employment contract, that you will continue to be an employee “at will”, and that we retain the right to terminate you for any reason or no reason at any time; provided that if you are terminated for any reason other than for cause prior to December 31, 2007, then you will be entitled to the benefits listed in paragraph 3 hereof.
5.     You have indicated your willingness to discuss an arrangement by which you will provide consulting services to Noven after your Employment End Date pursuant to a mutually-acceptable consulting agreement.
If you have any questions please do not hesitate to contact me. Otherwise, please indicate your acceptance of the terms and conditions set forth herein by signing this letter where indicated below.

NOVEN PHARMACEUTICALS, INC. Sincerely,
/s/ Carolyn Donaldson
Vice President, Human Resources

Agreed to and Accepted by:
/s/ Diane M. Barrett
Dated: November 13, 2007